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                                                                  EXHIBIT (d)(7)

                                  VASTERA, INC.

                             STOCK OPTION AGREEMENT



RECITALS

         A. The Board has adopted the Plan for the purpose of retaining the services of selected Employees, non-employee members of the Board (or the board of directors of any Parent or Subsidiary) and consultants and other independent advisors who provide services to the Corporation (or any Parent or Subsidiary).

         B. Optionee is to render valuable services to the Corporation (or a Parent or Subsidiary), and this Agreement is executed pursuant to, and is intended to carry out the purposes of, the Plan in connection with the Corporation's grant of an option to Optionee.

         C. All capitalized terms in this Agreement shall have the meaning assigned to them in the attached Appendix.

         NOW, THEREFORE, it is hereby agreed as follows:

         1. GRANT OF OPTION. The Corporation hereby grants to Optionee, as of the Grant Date, an option to purchase up to the number of Option Shares specified in the Grant Notice under the terms of the Scheme. The Option Shares shall be purchasable from time to time during the option term specified in Paragraph 2 at the Exercise Price.

         2. OPTION TERM. This option shall have a maximum term of ten (10) years measured from the Grant Date and shall accordingly expire at the close of business on the Expiration Date, unless sooner terminated in accordance with Paragraph 5 or 6.

         3. LIMITED TRANSFERABILITY. This option shall be neither transferable nor assignable by Optionee other than by will or the laws of inheritance following Optionee's death and may be exercised, during Optionee's lifetime, only by Optionee.

         4. DATES OF EXERCISE. This option shall become exercisable for the Option Shares in one or more installments as specified in the Grant Notice. As the option becomes exercisable for such installments, those installments shall accumulate, and the option shall remain exercisable for the accumulated installments until the Expiration Date or sooner termination of the option term under Paragraph 5 or 6.

         5. CESSATION OF SERVICE. The option term specified in Paragraph 2 shall terminate (and this option shall cease to be outstanding) prior to the Expiration Date should any of the following provisions become applicable:

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                  (a) Should Optionee cease to remain in Service for any reason
(other than death, Permanent Disability or Misconduct) while holding this option, then Optionee shall have a period of three (3) months (commencing with the date of such cessation of Service) during which to exercise this option, but in no event shall this option be exercisable at any time after the Expiration Date.

                  (b) Should Optionee die while holding this option, then the personal representative of Optionee's estate or the person or persons to whom the option is transferred pursuant to Optionee's will or the laws of inheritance shall have the right to exercise this option. Any such right to exercise this option shall lapse, and this option shall cease to be outstanding, upon the EARLIER of (i) the expiration of the twelve (12)-month period measured from the date of Optionee's death or (ii) the Expiration Date.

                  (c) Should Optionee cease Service by reason of Permanent Disability while holding this option, then Optionee shall have a period of twelve (12) months (commencing with the date of such cessation of Service) during which to exercise this option. In no event shall this option be exercisable at any time after the Expiration Date.

                  (d) For purposes of this Agreement, Optionee's period of Service shall not include any period of notice of termination of employment, whether expressed or implied. Optionee's date of cessation of Service shall mean the date upon which Optionee ceases active performance of services for the Corporation following the provision of such notification of termination or resignation from Service and shall be determined solely by this Agreement and without reference to any other agreement, written or oral, including Optionee's contract of employment.

                  (e) During the limited period of post-Service exercisability, this option may not be exercised in the aggregate for more than the number of Option Shares for which the option is exercisable at the time of Optionee's cessation of Service. Upon the expiration of such limited exercise period or (if earlier) upon the Expiration Date, this option shall terminate and cease to be outstanding for any exercisable Option Shares for which the option has not been exercised. However, this option shall, immediately upon Optionee's cessation of Service for any reason, terminate and cease to be outstanding with respect to any Option Shares for which this option is not otherwise at that time exercisable.

                  (f) Should Optionee's Service be terminated for Misconduct or should Optionee otherwise engage in any Misconduct while this option is outstanding, then this option shall terminate immediately and cease to remain outstanding.

         6. SPECIAL ACCELERATION OF OPTION.


                  (a) This option, to the extent outstanding at the time of a Corporate Transaction but not otherwise fully exercisable, shall automatically accelerate so that this option shall, immediately prior to the effective date of such Corporate Transaction, become exercisable for all of the Option Shares at the time subject to this option and may be exercised for any or all of those Option Shares as fully vested shares of Common Stock. However, this option shall NOT

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become exercisable on such an accelerated basis, if and to the extent this option is, in connection with the Corporate Transaction, to be assumed by the successor corporation (or parent thereof).

                  (b) Immediately following the Corporate Transaction, this option shall terminate and cease to be outstanding, except to the extent assumed by the successor corporation (or parent thereof) in connection with the Corporate Transaction.

                  (c) This Agreement shall not in any way affect the right of the Corporation to adjust, reclassify, reorganize or otherwise change its capital or business structure or to merge, consolidate, dissolve, liquidate or sell or transfer all or any part of its business or assets.

         7. ADJUSTMENT IN OPTION SHARES. Should any change be made to the Common Stock by reason of any stock split, recapitalization or other change affecting the outstanding Common Stock as a class without the Corporation's receipt of consideration, appropriate adjustments shall be made to (i) the total number of securities subject to this option and (ii) the Exercise Price in order to reflect such change and thereby preclude a dilution or enlargement of benefits hereunder.

         8. STOCKHOLDER RIGHTS. The holder of this option shall not have any stockholder rights with respect to the Option Shares until such person shall have exercised the option, paid the Exercise Price and become a holder of record of the purchased shares.

         9. MANNER OF EXERCISING OPTION.

                  (a) In order to exercise this option with respect to all or any part of the Option Shares for which this option is at the time exercisable, Optionee (or any other person or persons exercising the option) must take the following actions:

                           (i) Execute and deliver to the Corporation a Notice
                  of Exercise for the Option Shares for which the option is exercised.

                           (ii) Pay the aggregate Exercise Price for the
                  purchased shares in one or more of the following forms:

                                    (A) cash or check made payable to the
                           Corporation; or

                                    (B) through a special sale and remittance
                           procedure pursuant to which Optionee (or any other person or persons exercising the option) shall concurrently provide irrevocable instructions (i) to a Corporation-designated brokerage firm to effect the immediate sale of the purchased shares and remit to the Corporation, out of the sale proceeds available on the settlement date, sufficient funds to cover the aggregate Exercise Price payable for the purchased shares plus all applicable Federal, state and local income and employment taxes required to be

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                           withheld by the Corporation by reason of such
                           exercise and (ii) to the Corporation to deliver the certificates for the purchased shares directly to such brokerage firm in order to complete the sale.

                                    Except to the extent the sale and remittance
                           procedure is utilized in connection with the option exercise, payment of the Exercise Price must accompany the Notice of Exercise delivered to the Corporation in connection with the option exercise.

                           (iii) Furnish to the Corporation appropriate
                  documentation that the person or persons exercising the option (if other than Optionee) have the right to exercise this option.

                  (b) In accepting this Stock Option grant, Optionee acknowledges and agrees that he or she shall be liable for the United Kingdom secondary national insurance contributions required under the Social Security Contributions and Benefits Act 1992 in respect of any gains made in relation to this Option and that the liability for such secondary contributions shall be transferred to Optionee to the fullest extent permitted by law.

         Further, Optionee shall, prior to any exercise of this Stock Option, either:

                           (i) authorize the UK Company or any Subsidiary
                  Corporation to withhold such secondary contributions from his or her net pay in the next pay period. The UK Company will then remit such monies to the Inland Revenue; or

                           (ii) make a payment equal to such secondary
                  contributions by cash or check to the UK Company or a Corporation-designated brokerage firm who will remit such monies to the UK Company which will then remit such monies to the Inland Revenue; or

                           (iii) authorize a Corporation-designated brokerage
                  firm to withhold such secondary contributions from the net proceeds of the sale of the shares under the corresponding Stock Option. The broker will then forward the secondary contributions to the UK Company which will then remit any such monies to the Inland Revenue; or

                           (iv) authorize the UK Company, or other such person
                  acceptable to the UK Company, to withhold such secondary contributions from the proceeds received from the assignment, cancellation or release of the Option; or

                           (v) make alternative arrangements satisfactory to the
                  UK Company for the payment of an amount equal to such secondary contributions to the UK Company who will remit monies to the Inland Revenue.

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                  (c) As soon as practical after the Exercise Date (but in any event within 30 days of that date), the Corporation shall issue to or on behalf of Optionee (or any other person or persons exercising this option) a certificate for the purchased Option Shares, with the appropriate legends affixed thereto.

                  (d) In no event may this option be exercised for any fractional shares.

         10. COMPLIANCE WITH LAWS AND REGULATIONS.

                  (a) The exercise of this option and the issuance of the Option Shares upon such exercise shall be subject to compliance by the Corporation and Optionee with all applicable requirements of law relating thereto and with all applicable regulations of any stock exchange (or the Nasdaq National Market, if applicable) on which the Common Stock may be listed for trading at the time of such exercise and issuance.

                  (b) The inability of the Corporation to obtain approval from any regulatory body having authority deemed by the Corporation to be necessary to the lawful issuance and sale of any Common Stock pursuant to this option shall relieve the Corporation of any liability with respect to the non-issuance or sale of the Common Stock as to which such approval shall not have been obtained. The Corporation, however, shall use its best efforts to obtain all such approvals.

         11. SUCCESSORS AND ASSIGNS. Except to the extent otherwise provided in Paragraphs 3 and 6, the provisions of this Agreement shall inure to the benefit of, and be binding upon, the Corporation and its successors and assigns and Optionee, Optionee's assigns, the legal representatives and legatees of Optionee's estate.

         12. NOTICES. Any notice required to be given or delivered to the Corporation under the terms of this Agreement shall be in writing and addressed to the Corporation at its principal corporate offices. Any notice required to be given or delivered to Optionee shall be in writing and addressed to Optionee at the address indicated below Optionee's signature line on the Grant Notice. All notices shall be deemed effective upon personal delivery or upon deposit in the U.S. mail, postage prepaid and properly addressed to the party to be notified.

         13. CONSTRUCTION. This Agreement and the option evidenced hereby are made and granted pursuant to the Plan and are in all respects limited by and subject to the terms of the Plan. All decisions of the Plan Administrator with respect to any question or issue arising under the Plan or this Agreement shall be conclusive and binding on all persons having an interest in this option.

         14. GOVERNING LAW. The interpretation, performance and enforcement of this Agreement shall be governed by the laws of the State of Virginia without resort to that State's conflict-of-laws rules.

         15. EXCESS SHARES. Subject to the application of rule (f) of the Scheme, if the Option Shares covered by this Agreement exceed, as of the Grant Date, the number of shares of

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Common Stock which may without stockholder approval be issued under the Plan and the Scheme, then this option shall be void with respect to those excess shares, unless stockholder approval of an amendment sufficiently increasing the number of shares of Common Stock issuable under the Plan is obtained in accordance with the provisions of the Plan and the Scheme.

         16. FURTHER INSTRUMENTS. The parties agree to execute such further instruments and to take such further action as may be reasonably necessary to carry out the purposes and intent of this Agreement.

         17. AUTHORIZATION TO RELEASE NECESSARY PERSONAL INFORMATION.

                  (a) Optionee hereby authorizes and directs Optionee's employer to collect, use and transfer in electronic or other form, any personal information (the "Data") regarding Optionee's employment, the nature and amount of Optionee's compensation and the fact and conditions of Optionee's participation in the Plan (including, but not limited to, Optionee's name, home address, telephone number, date of birth, social security number (or any other social or national identification number), salary, nationality, job title, number of shares of Common Stock held and the details of all options or any other entitlement to shares of Common Stock awarded, cancelled, exercised, vested, unvested or outstanding) for the purpose of implementing, administering and managing Optionee's participation in the Plan. Optionee understands that the Data may be transferred to the Corporation or any of its Subsidiaries, or to any third parties assisting in the implementation, administration and management of the Plan, including any requisite transfer to a broker or other third party assisting with the exercise of Options under the Plan or with whom shares of Common Stock acquired upon exercise of this option or cash from the sale of such shares may be deposited. Optionee acknowledges that recipients of the Data may be located in different countries, and those countries may have data privacy laws and protections different from those in the country of Optionee's residence. Furthermore, Optionee acknowledges and understands that the transfer of the Data to the Corporation or any of its Subsidiaries, or to any third parties is necessary for Optionee's participation in the Plan.

                  (b) Optionee may at any time withdraw the consents herein, by contacting Optionee's local human resources representative in writing. Optionee further acknowledges that withdrawal of consent may affect Optionee's ability to exercise or realize benefits from the option, and Optionee's ability to participate in the Plan.

         18. NO ENTITLEMENT OR CLAIMS FOR COMPENSATION.

                  (a) The grant of options under the Plan is made at the discretion of the Plan Administrator, and the Plan may be suspended or terminated by the Corporation at any time. The grant of an option in one year or at one time does not in any way entitle Optionee to an option grant in the future. The Plan is wholly discretionary in nature and is not to be considered part of Optionee's normal or expected compensation subject to severance, resignation, redundancy or similar compensation. The value of the option is an extraordinary item of compensation which is outside the scope of Optionee's employment contract (if any).

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                  (b) Optionee shall have no rights to compensation or damages as a result of Optionee's Cessation of Service for any reason whatsoever, whether or not in breach of contract, insofar as those rights arise or may arise from Optionee's ceasing to have rights under or be entitled to exercise this option as a result of such cessation or from the loss or diminution in value of such rights. If Optionee did acquire any such rights, Optionee is deemed to have waived them irrevocably by accepting the option























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                                    EXHIBIT I

                               NOTICE OF EXERCISE



         I hereby notify Vastera, Inc. (the "Corporation") that I elect to purchase ______________ shares of the Corporation's Common Stock (the "Purchased Shares") at the option exercise price of $_________________ per share (the "Exercise Price") pursuant to that certain option (the "Option") granted to me under the Corporation's United Kingdom Stock Option Scheme on _____________, _______.

         Concurrently with the delivery of this Exercise Notice to the Corporation, I shall hereby pay to the Corporation the Exercise Price for the Purchased Shares in accordance with the provisions of my agreement with the Corporation (or other documents) evidencing the Option and shall deliver whatever additional documents may be required by such agreement as a condition for exercise. Alternatively, I may utilize the special broker-dealer sale and remittance procedure specified in my agreement to effect payment of the Exercise Price.


--------------------, -------
Date


                                         --------------------------------------
                                         Optionee

                                         Address:
                                                 ------------------------------

                                         --------------------------------------



Print name in exact manner it is to
appear on the stock certificate:
                                         --------------------------------------

Address to which certificate is to
be sent, if different from address
above:
                                         --------------------------------------


                                         --------------------------------------

National Insurance Number:
                                         --------------------------------------

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                                    APPENDIX

                  The following definitions shall be in effect under the
Agreement:

         A. AGREEMENT shall mean this Stock Option Agreement.

         B. BOARD shall mean the Corporation's Board of Directors.

         C. COMMON STOCK shall mean shares of the Corporation's common stock.

         D. CODE shall mean the Internal Revenue Code of 1986, as amended.

         E. CORPORATE TRANSACTION shall mean either of the following stockholder-approved transactions to which the Corporation is a party:

                  (i) a merger or consolidation in which securities possessing more than fifty percent (50%) of the total combined voting power of the Corporation's outstanding securities are transferred to a person or persons different from the persons holding those securities immediately prior to such transaction, or

                  (ii) the sale, transfer or other disposition of all or substantially all of the Corporation's assets in complete liquidation or dissolution of the Corporation.

         F. CORPORATION shall mean Vastera, Inc., a Delaware corporation, and any successor corporation to all or substantially all of the assets or voting stock of Vastera, Inc. which shall by appropriate action adopt the Plan.

         G. EMPLOYEE shall mean an individual who is in the employ of the Corporation (or any Parent or Subsidiary), subject to the control and direction of the employer entity as to both the work to be performed and the manner and method of performance.

         H. EXERCISE DATE shall mean the date on which the option shall have been exercised in accordance with Paragraph 9 of the Agreement.

         I. EXERCISE PRICE shall mean the exercise price per Option Share as specified in the Grant Notice.

         J. EXPIRATION DATE shall mean the date on which the option expires as specified in the Grant Notice.


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         K. FAIR MARKET VALUE per share of Common Stock on any relevant date shall be determined in accordance with the following provisions:

                  (i) If the Common Stock is at the time traded on the Nasdaq National Market, then the Fair Market Value shall be deemed equal to the closing selling price per share of Common Stock on the date in question, as the price is reported by the National Association of Securities Dealers on the Nasdaq National Market and published in THE WALL STREET JOURNAL. If there is no closing selling price for the Common Stock on the date in question, then the Fair Market Value shall be the closing selling price on the last preceding date for which such quotation exists, or

                  (ii) If the Common Stock is at the time listed on any Stock Exchange, then the Fair Market Value shall be deemed equal to the closing selling price per share of Common Stock on the date in question on the Stock Exchange determined by the Plan Administrator to be the primary market for the Common Stock, as such price is officially quoted in the composite tape of transactions on such exchange and published in THE WALL STREET JOURNAL. If there is no closing selling price for the Common Stock on the date in question, then the Fair Market Value shall be the closing selling price on the last preceding date for which such quotation exists.

         L. GRANT DATE shall mean the date of grant of the option as specified in the Grant Notice.

         M. GRANT NOTICE shall mean the Notice of Grant of Stock Option accompanying the Agreement, pursuant to which Optionee has been informed of the basic terms of the option evidenced hereby.

         N. INCENTIVE OPTION shall mean an option which satisfies the requirements of Code Section 422.

         O. MISCONDUCT shall mean the commission of any act of fraud, embezzlement or dishonesty by Optionee, any unauthorized use or disclosure by Optionee of confidential information or trade secrets of the Corporation (or any Parent or Subsidiary), or any other intentional misconduct by Optionee adversely affecting the business or affairs of the Corporation (or any Parent or Subsidiary) in a material manner. The foregoing definition shall not in any way preclude or restrict the right of the Corporation (or any Parent or Subsidiary) to discharge or dismiss any Optionee, Participant or other person in the Service of the Corporation (or any Parent or Subsidiary) for any other acts or omissions, but such other acts or omissions shall not be deemed, for purposes of the Plan or this Agreement, to constitute grounds for termination for Misconduct.

         P. NON-STATUTORY OPTION shall mean an option not intended to satisfy the requirements of Code Section 422.

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         Q. NOTICE OF EXERCISE shall mean the notice of exercise in the form attached hereto as Exhibit I.

         R. OPTION SHARES shall mean the number of shares of Common Stock subject to the option as specified in the Grant Notice.

         S. OPTIONEE shall mean the person to whom the option is granted as specified in the Grant Notice.

         T. PARENT shall mean any corporation (other than the Corporation) in an unbroken chain of corporations ending with the Corporation, provided each corporation in the unbroken chain (other than the Corporation) owns, at the time of the determination, stock possessing fifty percent (50%) or more of the total combined voting power of all classes of stock in one of the other corporations in such chain.

         U. PERMANENT DISABILITY shall mean the inability of Optionee to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment which is expected to result in death or has lasted or can be expected to last for a continuous period of twelve (12) months or more.

         V. PLAN shall mean the Corporation's 2000 Stock Incentive Plan.

         W. PLAN ADMINISTRATOR shall mean either the Board or a committee of the Board acting in its capacity as administrator of the Plan.

         X. SCHEME shall mean the Vastera, Inc. United Kingdom Stock Option Scheme.

         Y. SERVICE shall mean the Optionee's performance of services for the Corporation (or any Parent or Subsidiary) in the capacity of an Employee, a non-employee member of the board of directors or a consultant or independent advisor.

         Z. STOCK EXCHANGE shall mean the American Stock Exchange or the New York Stock Exchange.

         AA. SUBSIDIARY shall have the meaning set out in section 736 of the Companies Act 1985.





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